UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  __1__)

Camden National Corporation
(Name of Issuer)

Common Stock, no par value
(Title of Class of Securities)

133034108
(CUSIP Number)

12/31/10
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☒  Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP No.  133034108

1	NAMES OF REPORTING PERSONS: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Kenneth C. Dickey

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		197,601 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		197,601 shares

WITH:	8	SHARED DISPOSITIVE POWER:

0 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

197,601 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.  133034108

Item 1.	(a)	Name of Issuer:
Camden National Corporation

	(b)	Address of Issuer’s Principal Executive Offices:
Two Elm Street Camden, Maine 04843

Item 2.	(a)	Name of Person Filing:
Kenneth C. Dickey

	(b)	Address of Principal Business Office or, if None, Residence:
293 Pesaro Drive, North Venice, Florida 34275-6670

	(c)	Citizenship:
Kenneth C. Dickey is a citizen of the United States.

	(d)	Title of Class of Securities:
Common Stock, no par value

	(e)	CUSIP Number:
133034108

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Kenneth C. Dickey

	(a)	Amount Beneficially Owned
197,601 shares

	(b)	Percent of Class
2.6%

	(c)	Number of Shares as to which the person has

(i)	Sole power to vote or direct the vote
197,601 shares
(ii)	Shared power to vote or to direct the vote
0 shares
(iii)	Sole power to dispose or direct the disposition of
197,601 shares
(iv)	Shared power to dispose or direct the disposition of
0 shares

Item 5.	Ownership of Five Percent or Less of a Class. ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 15, 2011

By:	/s/ Kenneth Dickey
Kenneth C. Dickey